UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Gold Standard Ventures Corp.
(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	n/a (I.R.S. Employer Identification No.)
Suite 610, 815 West Hastings Street Vancouver, British Columbia Canada V6C 1B4 (604) 669-5702 (Address of Principal Executive Offices)

Stock Option Incentive Plan Restricted Share Unit Award Plan
(Full titles of the plans)

Gold Standard Ventures (US) Inc.
2320 Last Chance Road
Elko, Nevada 89801
(Name and address of agent for service)
(775) 738-9572
 (Telephone number, including area code, of agent for service)

With a copy to
Randal R. Jones
Dorsey & Whitney LLP
701 Fifth Avenue, Suite 6100
Seattle, WA 98104
(206) 903-8800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐                  Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company) Smaller reporting company☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value(3)	15,448,871	$1.52	$23,482,284	$2,924
Common shares, no par value(4)	9,441,896	$1.32	$12,446,533	$1,550
Total			$35,928,817	$4,473

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions in accordance with the provisions of the plans.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and 457(c).  The proposed maximum aggregate offering price is based upon the average of the high and low prices of the common shares reported on the NYSE American LLC on June 6, 2018 for common shares reserved for future option issuances under the Stock Option Incentive Plan (the "Option Plan").

(3)
Represents common shares, without par value, issuable pursuant to the Option Plan and the Restricted Share Unit Award Plan (the "RSU Plan").  Under the terms of the Option Plan, the Registrant may issue up to 10% of its issued and outstanding shares under the Option Plan and all of the Registrant's other previously issued and outstanding security-based compensation arrangements, including the RSU Plan, under which the Registrant may issue up to 5,000,000 common shares.  Accordingly, any shares issued pursuant to the RSU Plan will reduce the number of shares issuable pursuant to the Option Plan.

(4)
Represents common shares, without par value, issuable pursuant to 9,441,896 outstanding options granted under the Option Plan with a weighted average exercise price of Cdn$1.71 per share.  The amounts have been converted to U.S. dollars for purposes of this registration fee table based on the daily exchange rate reported by the Bank of Canada on June 7, 2018, which was Cdn$1.00 to $0.7709.

EXPLANATORY NOTE
This registration statement on Form S-8 registers the offer and sale of common shares of Gold Standard Ventures Corp. (the "Registrant") pursuant to the exercise of options under the of Gold Standard Ventures Corp. Stock Option Incentive Plan and the award of shares under the Restricted Share Unit Award Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.  Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission")  are hereby incorporated in this registration statement by reference:

(a)	The Annual Report on Form 40-F for the year ended December 31, 2017, filed with the Commission on March 30, 2018;

(b)	All other reports filed by the Registrant under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since December 31, 2017; and

(c)	The description of the Registrant's securities contained in the Registrant's registration statement on Form 8-A filed under the Exchange Act on June 21, 2012.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.
Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
Certain experts named in this registration statement are employees of the Registrant.  Such experts and any other experts named in this registration statement serving as officers, directors or employees, may own common shares of the Registrant and may participate in the Registrant's Stock Option Incentive Plan.
Item 6.  Indemnification of Directors and Officers.
Business Corporations Act

The Business Corporations Act (British Columbia) ("BCBCA") provides that a company may:

•
indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and

•
after the final disposition of an eligible proceeding, pay the "expenses" (which includes costs, charges and expenses (including legal and other fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company must pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (i) has not been reimbursed for those expenses, and (ii) is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding.  The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an "eligible party," in relation to a company, means an individual who:

•	is or was a director or officer of the company;
•	is or was a director or officer of another corporation
o	at a time when the corporation is or was an affiliate of the company, or
o	at the request of the company; or
•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An "eligible proceeding" under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding.  A "proceeding" includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party if any of the following conditions apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, or as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not (i) indemnify the eligible party in respect of the proceeding; or (ii) pay the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of the Registrant

The Registrant's articles provide that the Registrant must (i) indemnify, and (ii) pay the expenses reasonably and actually incurred by, its directors and officers, former directors and officers, and alternate directors and their respective heirs and personal or other legal representatives to the greatest extent permitted by the BCBCA and that each director and officer is deemed to have contracted with the Registrant on the above terms.

The Registrant's articles further provide that the Company may, subject to any restrictions in the BCBCA, indemnify any other person and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or the Registrant's articles does not invalidate any indemnity to which he or she is entitled under the Registrant's articles.

The Registrant is authorized by its articles to purchase and maintain insurance for the benefit of any eligible person (or his or her heirs or legal personal representatives) including, but not limited to, any current or former directors, alternative directors, officers, employees or agents of the Registrant.
The Registrant maintains directors' and officers' liability insurance coverage through policies covering the Registrant and its subsidiaries, which have an annual aggregate policy limit of $40,000,000, subject to a corporate retention (i.e. deductible) of $500,000 per loss for all claims pursuant to securities laws, $100,000 per loss for all claims relaing to employment practices and $250,000 per loss for all other claims. This insurance provides coverage for indemnity payments made by the Registrant to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by the Registrant. The insurance coverage for directors and officers has customary exclusions, including acts determined to be uninsurable under laws, or deliberately fraudulent or criminal or to have resulted in personal profit, advantage or remuneration.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.  Exemption from Registration Claimed.
Not Applicable.

Item 8.  Exhibits.
Exhibit Number	Exhibit
4.1 4.2	Gold Standard Ventures Corp. Stock Option Incentive Plan Gold Standard Ventures Corp. Restricted Share Unit Award Plan
5.1	Opinion and Consent of Borden Ladner Gervais LLP
23.1	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1)
23.2	Consent of Davidson & Company LLP
23.3	Consent of Michael B. Dufresne, M.Sc., P.Geol., P.Geo.
23.4	Consent of Steven J. Nicholls, BA.Sc., MAIG
23.5	Consent of Steven R. Koehler, B.Sc., QP, CPG
23.6	Consent of Gary Simmons , B.SC., QP, MMSA
24.1	Power of Attorney

Item 9.  Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on this 8th day of June, 2018.
GOLD STANDARD VENTURES CORP.

By:	/s/ Jonathan Awde
Name: Jonathan Awde
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ Jonathan Awde	President, Chief Executive Officer and	June 8, 2018
Jonathan Awde	Director (Principal Executive Officer)

/s/ Michael Waldkirch	Chief Financial Officer (Principal Financial Officer	June 8, 2018
Michael Waldkirch	and Principal Accounting Officer)

*	Lead Director	June 8, 2018
D. Bruce McLeod

*	Director	June 8, 2018
Robert McLeod

*	Director	June 8, 2018
Jamie Strauss

*	Director	June 8, 2018
William Threlkeld

*	Director and Authorized Representative in the	June 8, 2018
Alex Morrison	United States

*	Director	June 8, 2018
Zara Boldt

*	Director	June 8, 2018
Ron Clayton
* The undersigned, by signing below, does hereby execute this registration statement on behalf of the directors and representatives of Gold Standard Ventures Corp. listed above pursuant to the Power of Attorney filed herewith as Exhibit 24.1.
By:  /s/ Jonathan Awde
Jonathan Awde
As Attorney-In-Fact

EXHIBIT INDEX
Exhibit Number	Exhibit
4.1	Gold Standard Ventures Corp. Stock Option Incentive Plan
4.2	Gold Standard Ventures Corp. Restricted Share Unit Award Plan
5.1	Opinion and Consent of Borden Ladner Gervais LLP
23.1	Consent of Borden Ladner Gervais LLP (included in Exhibit 5.1)
23.2	Consent of Davidson & Company LLP
23.3	Consent of Michael B. Dufresne, M.Sc., P.Geol., P.Geo.
23.4	Consent of Steven J. Nicholls, BA.Sc., MAIG
23.5	Consent of Steven R. Koehler, B.Sc., QP, CPG
23.6	Consent of Gary Simmons , B.SC., QP, MMSA
24.1	Power of Attorney